UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K
_________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 27, 2025
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GREEN PLAINS INC.
(Exact name of registrant as specified in its charter)
_______________________________

Iowa	001-32924	84-1652107
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1811 Aksarben Drive
Omaha, Nebraska 68106
(Address of Principal Executive Offices) (Zip Code)
(402) 884-8700
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 27, 2025, Green Plains Inc. (the “company”) entered into an indenture dated as of October 27, 2025 (the “Indenture”) between the company and Wilmington Trust, National Association, as trustee, for the company’s 5.25% Convertible Senior Notes due November 2030 (the “2030 Notes”) in connection with the previously announced separate, privately negotiated exchange agreements with certain of the holders of its existing 2.25% Convertible Senior Notes due 2027 (the “2027 Notes”) to exchange (the “exchange transactions”) $170 million aggregate principal amount of the 2027 Notes for $170 million of newly issued 2030 Notes. Additionally, Green Plains today announced the completion of separate, privately negotiated subscription agreements pursuant to which it issued $30 million of 2030 Notes for $30 million in cash (the “subscription transactions”). $200 million in aggregate principal amount of the 2030 Notes is now outstanding, and $60 million in aggregate principal amount of the 2027 Notes remains outstanding with existing terms unchanged.

The company used approximately $30 million of the net proceeds from the subscription transactions to repurchase approximately 2.9 million shares of its common stock from certain holders participating in the exchange transactions and subscription transactions.

The 2030 Notes will bear interest at a rate of 5.25% per year, payable on May 1 and November 1 of each year, beginning May 1, 2026. The notes will be general senior, unsecured obligations of the company.

On or after November 1, 2028, and on or before the 25th scheduled trading day immediately before the maturity date, the company may redeem the 2030 Notes in whole or in part, but only if (i) the 2030 Notes are “Freely Tradable” (as defined in Indenture) as of the date the company sends the related redemption notice and all accrued and unpaid additional interest, if any, has been paid in full as of the immediately preceding interest payment date occurring on or before the date the company sends such notice; and (ii) the last reported sale price per share of the company’s common stock exceeds 130% of the Conversion Price (as defined in the Indenture) on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the company sends such redemption notice; and (2) the trading day immediately before the date the company sends such notice. The redemption price will equal 100% of the principal amount of the 2030 Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, if the company calls the 2030 Notes for redemption, a Make-Whole Fundamental Change will be deemed to occur. As a result, the company will, in certain circumstances, increase the Conversion Rate for holders who convert their 2030 Notes after the company delivers a notice of redemption and before the close of business on the business day immediately preceding the relevant redemption date. The company may not elect to redeem less than all of the outstanding 2030 Notes unless at least $75.0 million aggregate principal amount of 2030 Notes are outstanding and not subject to redemption as of the time the company sends the related redemption notice.

The 2030 Notes will be convertible, at the option of the holders, into consideration consisting of, at the company’s election, cash, shares of the company’s common stock, or a combination of cash and stock (and cash in lieu of fractional shares). However, before May 1, 2030, the notes will not be convertible unless certain conditions are satisfied. The initial conversion rate of the 2030 Notes will be 63.6132 shares of the company’s common stock per $1,000 principal amount of 2030 Notes (equivalent to an initial conversion price of approximately $15.72 per share of the company’s common stock), representing an approximately 50% premium over the last reported sale price of the company’s common stock on Nasdaq on October 21, 2025. The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the company’s calling the 2030 Notes for redemption.

If certain corporate events that constitute a “fundamental change” (as defined in the Indenture) occur, then, subject to a limited exception for certain cash mergers, noteholders may require the company to repurchase their 2030 Notes at a cash repurchase price equal to the principal amount of the 2030 Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of “fundamental change” includes certain business combination transactions involving the company and certain de-listing events with respect to the company’s common stock.

The 2030 Notes will have customary provisions relating to the occurrence of an “event of default” (as defined in the Indenture), which includes the following: (i) certain payment defaults on the 2030 Notes (which, in the case of a default in the payment of interest on the 2030 Notes, will be subject to a 30-day cure period); (ii) the company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the company’s failure to comply with certain covenants in the Indenture relating to the company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the company and its subsidiaries, taken as a whole, to another person; (iv) a default by the company in its other obligations or agreements under the Indenture or the 2030 Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $20 million; (vi) the rendering of certain judgments against the company or any of its subsidiaries for the payment of at least $20 million, where such judgments are not discharged or stayed within 60 days after date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the company or any of its significant subsidiaries.

If an event of default involving bankruptcy, insolvency or reorganization events with respect to the company (and not solely with respect to a significant subsidiary of the company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the 2030 Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other event of default occurs and is continuing, then, the Trustee, by notice to the company, or noteholders of at least 25% of the aggregate principal amount of 2030 Notes then outstanding, by notice to the company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the 2030 Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the company may elect, at its option, that the sole remedy for an event of default relating to certain failures by the company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the 2030 Notes for up to 60 days at a specified rate per annum not exceeding 0.50% on the principal amount of the 2030 Notes.

The issuance of the 2030 Notes to the Investors will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Neither the 2030 Notes, nor any shares of the company's common stock issuable upon conversion of the 2030 Notes, have been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the U.S. absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

The foregoing descriptions of the Indenture and the 2030 Notes is not complete and is qualified in its entirety by reference to the full text of the Indenture and the form of the certificate representing the 2030 Notes, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this report and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 is incorporated by reference into this Item 3.02. The 2030 Notes were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. In determining that the issuance of the 2030 Notes qualified for the exemption from registration provided by Section 4(a)(2) of the Securities Act, the company relied on the following facts: (i) all of the investors were either (A) “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act, (B) “qualified institutional buyers” as defined in Rule 144A under the Securities Act or (C) not a “U.S. person” (as defined in Regulation S promulgated under the Securities Act), (ii) the company did not use any form of general solicitation or advertising to offer the 2030 Notes, and (iii) the investment intent of the investors. The issuance of any shares of common stock upon conversion of the 2030 Notes will be made in reliance on an exemption from the Securities Act as exchanges between an issuer exclusively with its existing security holders. The maximum number of shares of common stock issuable upon conversion of the 2030 Notes is 19,083,960, subject to adjustment in accordance with the terms of the Indenture.

Item 7.01. Regulation FD Disclosure.

On October 28, 2025, the company issued a press release announcing the closing of the 2030 Notes. A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information in this Item 7.01 of Form 8-K, including the accompanying Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated October 27, 2025, between Green Plains Inc. and Wilmington Trust, National Association, as trustee.*
4.2	Form of Global Note representing 5.25% Convertible Senior Notes due 2030 (included as a part of Exhibit 4.1).
99.1	Press Release, dated October 28, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*	Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: October 28, 2025	By:	/s/ Philip B. Boggs
Philip B. Boggs
Chief Financial Officer (Principal Financial Officer)